Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated this ______ day of ________, 2013 to be effective as of July 1, 2013 (the “Effective Date”), between Dr. Tattoff, Inc. (the “Company”), and John Keefe (the “Executive”).

Introduction

The Executive is to be employed as the Chief Executive Officer of the Company and the Company and the Executive desire to enter into this Agreement to set forth the terms and conditions of the Executive’s continued employment with the Company.

Agreement

NOW, THEREFORE, the parties agree as follows:

1.        Terms and Conditions of Employment.

    (a)            Employment.  During the Term, Company will employ the Executive, and the Executive will serve as the Chief Executive Officer of the Company on a full-time basis and will have such responsibilities and authority as may be consistent with such position and as may from time to time be assigned to the Executive by the Board of Directors of the Company that are consistent with such position.  In this capacity, Executive will provide unique services to the Company and be privy to the Company’s Confidential Information and Trade Secrets.  The Executive will report to the Board of Directors of the Company.  The Executive’s primary office will be in Los Angeles, California, subject to required business travel.

    (b)            Exclusivity and Non-Competition During Employment.  Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to fully perform all of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company.  Further, Executive agrees that the Executive will not, during the period of the Executive’s employment with the Company, directly or indirectly, either for the Executive or for any other person or entity: (i) engage in the Business of the Company for any business or entity other than for the Company; (ii) induce any other employee or consultant of the Company or its Affiliates to engage in any such employment or activity; (iii) solicit any person who is presently a business partner of the Company or an Affiliate to perform services substantially similar or related to those such business partner performs for the Company or an Affiliate; (iv) do any intentional act which could materially impair, prejudice, or destroy the goodwill of the Company or an Affiliate and any of their employees or business partners, or (v) assist any other person, firm, or corporation in any such acts.

2.      Compensation.

    (a)            Base Salary.  The Company shall pay the Executive base salary of Two Hundred Seventy-Four Thousand Six Hundred Thirty Dollars ($274,630) per annum (the “Base Salary”), which Base Salary will be subject to review at least annually thereafter by the Company for possible increases.  The base salary shall be payable in equal installments, no less frequently than monthly, in accordance with the Company’s regular payroll practices.

(b)            Incentive Compensation and Bonus.  The Executive shall be eligible for an annual incentive compensation payment (the “Incentive Compensation”), which Incentive Compensation, if any, shall be payable (i) promptly following the availability to the Company of the required data to calculate the Incentive Compensation for the year for which the Incentive Compensation is earned (which data may in the Company’s discretion include audited financial statements), and (ii) by no later than March 15 of the year following the year for which the Incentive Compensation is earned.  The Incentive Compensation criteria shall be determined in the discretion of the Board and shall consist of such objective, subjective and personal performance goals as the Board shall determine appropriate.  Except as the Board of Directors of the Company may otherwise expressly determine in writing, Executive must be employed by the Company on the last day of the year for which the Incentive Compensation is earned as a condition to its receipt.  In addition to the Incentive Compensation, Employee shall be entitled to a minimum annual cash bonus (the “Cash Bonus”) payable in full on July 1, 2014 and annually thereafter of at least Thirty-Five Thousand Dollars ($35,000).

(c)            Equity Awards.  Subject to the approval of the Board of Directors of the Company or its designee and the terms of any applicable equity compensation plan, the Executive shall be entitled to receive grants of equity compensation from the Company to the extent provided by, and subject to the terms of, any equity compensation plan adopted by the Board of Directors of the Company that is applicable to the Executive.  Any awards of equity compensation granted to the Executive under any such plan will be subject to such terms and conditions as set forth in a separate award agreement approved by the Board of Directors of the Company, or its designee.  In addition to any options granted pursuant to the preceding provisions of this paragraph, the Company agrees that effective July 1, 2013, the Board shall grant Employee an incentive stock option to acquire 63,636 shares of common stock of the Company with an exercise price of $0.55 per share and 47,727 warrants to acquire common stock of the Company with an exercise price of $0.65.  These options and warrants shall vest ratably in monthly installments over a twelve (12) month period with the first vesting installment to be on August 1, 2013.  These options shall have a term of ten (10) years and the warrants shall have a term of five (5) years.

(d)           Expenses.  The Executive shall be entitled to be reimbursed in accordance with Company policy in effect for reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company.

(e)            Paid Time Off.  The Executive shall be entitled to paid vacation and other paid time off in accordance with the terms of Company policy.

(f)             Benefits.  In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other executives of the Company from time to time, including any medical, dental, disability, life insurance and/or 401(k) plans, subject to the terms and conditions of the applicable plans; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

(g)           Withholding.  All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.

3.      Term, Termination and Termination Payments.

(a)            Term.  The term of this Agreement shall begin as of the Effective Date and shall end on the second (2nd) anniversary of the Effective Date, unless sooner terminated pursuant to Section 3(b) hereof.

(b)           Termination.  This Agreement and the employment of the Executive by the Company hereunder shall only be terminated: (i) by expiration of the Term; (ii) by the Company without Cause; (iii) by the Executive for Good Reason within twelve (12) months after a Change in Control; (iv) by the Company or the Executive due to the Disability of the Executive; (v) by the Company for Cause; (vi) by the Executive for any reason other than Disability or for Good Reason within twelve (12) months after a Change in Control, upon at least thirty (30) days prior written notice to the Company; or (vii) upon the death of the Executive.  Notice of termination by any party shall be given prior to termination in writing and shall specify the basis for termination and the effective date of termination.  Further, notice of termination for Cause by the Company or Good Reason by the Executive within twelve (12) months after a Change in Control shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable.  Except as provided in Section 3(c), the Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for Base Salary pursuant to Section 2(a) accrued up to the effective date of termination, any unpaid earned and accrued Incentive Compensation, if any, pursuant to Section 2(b), expenses incurred before the date of termination of this Agreement that are required to be reimbursed pursuant to Section 2(c), and any payments or benefits provided under the terms of any employee benefit and compensation agreements or plans applicable to the Executive.

(c)            Termination by the Company without Cause or by the Executive following a Change in Control for Good Reason.

(i)            If the employment of the Executive is terminated during the Term either (A) by the Company without Cause or (B) by the Executive within twelve (12) months after a Change in Control for Good Reason, the Company will pay the Executive the sum of the Executive’s Base Salary and Cash Bonus at the rate in effect as of the last day of employment for a period equal to twelve (12) months;

(ii)           If the Term expires and the Company does not choose to renew the Agreement and terminates the Executive’s employment without Cause, the Company will pay the Executive the sum of the Executive’s Base Salary and Cash Bonus at the rate in effect as of the last day of employment for a period equal to twelve (12) months;

provided, however, that, as a condition precedent to the Executive’s right to receive the severance payments set forth in this Subsection (c), Executive must sign a release of all claims against the Company, and its officers, directors, employees and agents, and the Company’s Affiliates, and their officers, directors, employees and agents, in a form acceptable to the Company.  Executive must sign and return the release, if at all, so that the release is effective (taking into account any revocation period provided for therein, if any) by no later than the sixtieth (60th) calendar day following the date the Executive’s employment is terminated.  The first severance payment under this Subsection (c) will be made on the Company’s next regular pay-day which is at least five (5) business days following the later of the effective date of the release or the date it is received by the Company and shall include all amounts accrued from the date of termination.  Where the period available to execute (and to not revoke) the release spans more than one calendar year, the first payment shall not be made until the second calendar year, or later, as required by the applicable terms of this Agreement and Section 409A of the Code.

(d)           Suspension of Certain Payments.  If the Executive is a “specified employee” within the meaning of Code Section 409A at the date of the Executive’s termination of employment, then such portion of the payments that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of the Executive’s termination of employment.

(e)           Change in Control Payments.  Notwithstanding any other provision to the contrary, if the total payments to be paid to the Executive pursuant to this Agreement, along with any other payments to the Executive, would result in the Executive being subject to the excise tax imposed by Code Section 4999, the Company shall reduce the aggregate payments to the largest amount which can be paid to the Executive without triggering such excise tax, but only if and to the extent that such reduction would result in the Executive retaining larger aggregate after-tax payments. The determination of the excise tax and the aggregate after-tax payments to be received by the Executive will be made by the Company.  If payments are to be reduced, the payments made latest in time will be reduced first and if payments are to be made at the same time, non-cash payments will be reduced before cash payments.

(f)            Separation from Service.  References to termination of employment or similar terms hereunder shall mean a “separation from service” within the meaning of Code Section 409A.

4.             Ownership and Protection of Proprietary Information.

(a)           Confidentiality.  All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company.  Except to the extent necessary to perform the duties assigned by the Company hereunder, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b)           Return of Company Property.  Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.

(c)           Survival.  The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof and shall survive the termination of this Agreement for so long as is permitted by governing law; provided, however, that the Executive’s post-employment obligations with respect to Trade Secrets and Confidential Information shall not apply if and to the extent Executive demonstrates that:

(i)             the same information was in Executive’s possession prior to Executive’s employment by the Company;

(ii)            the same information is or becomes publicly available and such public availability is not the result, directly or indirectly, of any fault of, or improper taking, use or disclosure by, Executive or anyone working in concert or participation with Executive; or

(iii)           Executive obtains the information properly, from a source that was free to disclose it, and under circumstances that Executive neither knew or had reason to know that such information had been acquired, used, or disclosed improperly.

    5.             Non-Solicitation of Personnel.

    Executive acknowledges and agrees that the abilities, expertise, and compensation of the Company’s personnel are confidential and valuable.  Executive further agrees that, for twelve (12) months after the Executive terminates employment with the Company, Executive will not solicit or attempt to solicit or induce or attempt to induce any other employee or contractor of the Company to discontinue his/her employment or engagement with the Company.

6.             Remedies and Enforceability.

    The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, including, without limitation, termination of the Executive’s employment for Cause, the Company shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

7.             Notice.

    All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

 If to the Company:

 Dr. Tattoff, Inc.
 Attn:  Chairman, Board of Directors
 8500 Wilshire Boulevard, Suite 105
 Beverly Hills, California 90211

 If to the Executive:

 John Keefe
 1618 S. Durango Ave.
 Los Angeles, CA 90035

Notices delivered in person shall be effective on the date of delivery.  Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

8.      Miscellaneous.

    (a)           Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns.  This Agreement may be assigned by the Company to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive.  In the event the Company assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated employment hereunder until the Executive terminates employment with the assignee.  The Executive may not assign this Agreement.

    (b)           Waiver.  The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

    (c)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

(d)           Entire Agreement.  This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

(e)           Amendment.  This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(f)            Severability.  Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(g)           Captions and Section Headings.  Except as set forth in Section 9 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

(h)           Survival.  The provisions of Sections 1(b), 3(c) through (f), 4, 5, 6, 8, 9, and any other provisions necessary for the operation thereof shall survive the termination of this Agreement and Sections 4, 5, 6, 8, 9, and any other provisions necessary for the operation thereof shall survive the termination of the Executive’s employment for any reason.

9.             Definitions.

(a)           “Board” means the Board of Directors of the Company.

(b)           “Business of the Company” means the business of laser tattoo removal, laser hair removal, and other laser-based skin care services, which includes, but is not limited to, the provision of marketing, human resources, and staffing services; patient management services; techniques, methods, and procedures; office management; and other services necessary to provide laser tattoo removal, laser hair removal, and other laser-based skin care services.

(c)           “Cause” means the occurrence of any of the following events:

(i)           willful refusal by the Executive to follow a lawful direction of the Board, provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s job position, which refusal continues after the Board has again given the direction in writing;

(ii)            willful misconduct or reckless disregard by the Executive of the Executive’s duties or of the interest or property of the Company;

(iii)           intentional disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which causes material harm to the Company;

(iv)          any act by the Executive of fraud against, material misappropriation from, or significant dishonesty to the Company;

(v)           arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony; or

(vi)          a material breach of this Agreement by the Executive, provided that the nature of such breach shall be set forth with reasonable particularity in a written notice to the Executive who shall have thirty (30) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board, susceptible to a cure.

(d)           “Change in Control” means the occurrence of any of the following after the Effective Date:

(i)            the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of equity securities of the Company that in the aggregate represent thirty percent (30%) or more of the total voting power of the Company’s then outstanding equity securities, other than any acquisition (A) directly from the Company, (B) by the Company or any employee benefit plan of the Company or an Affiliate, or (C) by any corporation pursuant to a reorganization, merger or consolidation;

(ii)            the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that results in such person or persons holding equity securities of the Company that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities, other than any acquisition (A) directly from the Company, (B) by the Company or any employee benefit plan of the Company or an Affiliate, (C) by any corporation pursuant to a reorganization, merger or consolidation of equity securities of the Company, or (D) by any such person or persons who is considered to own equity securities of the Company that, in the aggregate, represent more than fifty percent (50%) of the total fair market value or total voting power of the Company’s then outstanding equity securities;

(iii)           the date a majority of the members of the Incumbent Board is replaced during any 12-month period by individuals who are not members of the Incumbent Board; provided that, for this purpose, a member of the Board of Directors is a member of the “Incumbent Board” if either (A) such member was a member of the Board of Directors as of the Effective Date or (B) such member becomes a director subsequent to the Effective Date if such member’s election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors;

(iv)          a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of the Company immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(v)           the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) of assets of the Company that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition, other than any acquisition by any corporation pursuant to a reorganization, merger or consolidation.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an officer, employee, or director of the Company or an Affiliate.

(e)            “Code” means the Internal Revenue Code of 1986, as amended.

(f)             “Confidential Information” means data and information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Company and which has value to the Company and is not generally known to its competitors.  Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company by the Executive.

(g)           “Disability” means the Executive being unable to engage in all the material duties of the Executive’s employment without reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is expected to be of an indefinite duration. The Executive shall not be considered to be subject to a Disability unless a licensed physician selected by mutual agreement of the Company and the Executive determines that the Executive is subject to a Disability as described in the preceding sentence.  If the Company and the Executive cannot agree on a physician, each will select a licensed physician of its or the Executive’s choosing and the two selected physicians will select a third licensed physician who will make the determination of the Executive’s Disability.

(h)           “Good Reason” means the occurrence of any of the following within twelve (12) months after a Change in Control: (i) a material diminution of the sum of the Executive’s Base Salary and Cash Bonus; (ii) a material diminution in the Executive’s authority, duties or responsibilities; (iii) a material change in the geographic location at which Executive must perform the services to be performed by Executive pursuant to this Agreement that increases the Executive’s regular commute by fifty (50) miles or more, and (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.  The Executive must give notice to the Company of the existence of one or more of the conditions constituting Good Reason within ninety (90) days after the initial existence of the condition and the Company shall have thirty (30) days thereafter to remedy the condition.  If the condition is not remedied within said period, the Executive’s resignation for Good Reason must occur within ninety (90) days of the initial existence of the condition for the resignation to be treated as a resignation for Good Reason.  The Executive’s failure to give timely notice of, or to terminate employment within ninety (90) days following the Company’s failure to cure, an event described in this Subsection shall not constitute a waiver of the right to terminate employment for Good Reason with respect to any subsequent event described in this Subsection, whether of a similar or different nature as the prior event.

(i)             “Term” means the term of this Agreement as described in Section 3(a) hereof.

(j)            “Trade Secrets” means data and information relating to the Business of the Company including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, pricing lists, sales plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

 IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.

THE COMPANY:

DR. TATTOFF, INC.

By:
Harry L. Zimmerman, COO

THE EXECUTIVE:

JOHN KEEFE